Exhibit 10.2

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, NY 10179	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, NY 10013

PERSONAL AND CONFIDENTIAL

July 15, 2014

Reynolds American Inc.

401 North Main Street

Winston-Salem, North Carolina 27102-2990

Attention: Mr. Daniel Fawley, Senior Vice President-Treasurer

Commitment Letter

Ladies and Gentlemen:

You have advised J.P. Morgan Securities LLC (“JPMS”), JPMorgan Chase Bank, N.A. (“JPMCB”) and Citi (as defined below, together with JPMS and JPMCB, the “Commitment Parties,” “we” or “us”), that Reynolds American Inc., a North Carolina corporation (the “Company” or “you”), directly or indirectly through one or more of its subsidiaries, intends to acquire (the “Acquisition”) all of the equity interests of an entity previously identified by you to us as “Lantern” (“Target”), pursuant to the Agreement and Plan of Merger, dated as of July 15, 2014 (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively as modified, amended, supplemented, consented to or waived (the “Acquisition Agreement”), by and among the Target, the Company and Lantern Acquisition Co., a newly-formed subsidiary of the Company, and to consummate the Transactions (as defined below). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”) and the Summary of Conditions attached hereto as Exhibit B (the “Conditions Annex”; this commitment letter, the Term Sheet and the Conditions Annex, collectively, the “Commitment Letter”). For purposes of this Commitment Letter (as defined below), “Citi” means Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.

You have further advised us that in connection with the foregoing, it is intended that: (a) you will (i) issue and sell senior unsecured notes in a public offering or, if appropriate, a Rule 144A or other private placement (the “Notes” and the offering, issuance and sale thereof, the “Note Offering”) yielding up to $9,000.0 million in gross cash proceeds and/or (ii) to the extent less than $9,000.0 million in gross cash proceeds are yielded from the issuance and sale of the Notes at or prior to the Closing Date (as defined below), obtain up to $9,000.0 million in gross cash proceeds from borrowings of senior unsecured bridge loans under a senior unsecured bridge facility having the terms set forth in the Term Sheet (the “Bridge Facility”) less the gross cash proceeds of Notes issued and sold in the Note Offering on or prior to the Closing Date, (b) you will receive a contribution to your common equity from or issue additional common equity to one or more direct or indirect subsidiaries of British American Tobacco p.l.c. (“BAT”) in an aggregate amount of approximately $4,700.0 million (the “BAT Equity Issuance”), (c) you will use cash on hand and/or proceeds of loans under the Existing Credit Agreement or the Revolving Facility (as such terms are defined below) on the Closing Date of up to $500 million, (d) you will issue common equity to the shareholders of the Target in an aggregate amount equal to approximately $6,300.0 million (the “Equity Compensation”) and (e) you will consummate the asset dispositions specified in the Asset Purchase Agreement (as such term is defined in the Acquisition Agreement) as amended, supplemented or otherwise modified from time to time or otherwise dispose of certain assets of the Company and the Target (as applicable, the “Specified Dispositions”). The Acquisition and the other transactions described above in this paragraph, including the use of the proceeds from the Note Offering, the borrowings under the Bridge Facility, the BAT Equity Issuance, the Equity Compensation and the Specified Dispositions and the payment of transaction expenses related to the foregoing, are collectively referred to herein as the “Transactions”.

1.	Commitments and Agency Roles

You hereby appoint (i) JPMCB to act, and JPMCB hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, (ii) each of JPMS and CGMI to act, and each of JPMS and CGMI hereby agrees to act, as joint lead arranger and joint bookrunner (in such capacities, the “Lead Arrangers”) for the Bridge Facility and (iii) Citi to act, and Citi hereby agrees to act, as sole and exclusive syndication agent for the Bridge Facility (the “Syndication Agent”). It is agreed that one or more other financial institutions identified by you and us may be given such other roles and titles as we mutually agree with respect to the Bridge Facility, it being understood that (a) the Lead Arrangers, in active consultation with you, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they are approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the lenders and the amount and, subject to the Fee Letter (as defined below), distribution of fees among lenders, (b) notwithstanding the foregoing, the Company may allocate titles to financial institutions identified by it in consultation with the Lead Arrangers (except that no additional joint lead arrangers, joint bookrunners or agents may be appointed) and (c) JPMS shall be entitled to “left placement” in all marketing materials (and all associated rights) with respect to the Bridge Facility. Subject to this paragraph, each of the Lead Arrangers and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. The Company has the right to reduce the amount of the Bridge Facility by written notice to the Lead Arrangers.

JPMCB is pleased to advise you of its commitment to provide 50% of the principal amount of the Bridge Facility and Citi is pleased to advise you of its commitment to provide 50% of the principal amount of the Bridge Facility, in each case subject only to the conditions set forth in the Conditions Annex.

Our fees for services related to the Bridge Facility are set forth in a separate fee letter with the Company (the “Fee Letter”), dated as of the date hereof. In consideration of the execution and delivery of this Commitment Letter by the Commitment Parties, you agree to pay the fees and expenses set forth in Exhibit A hereto and in the Fee Letter as and when payable in accordance with the terms hereof and thereof. Except as otherwise set forth in this Commitment Letter, you agree that no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter) will be paid in connection with the Bridge Facility unless you and we will so agree.

2.	Conditions Precedent

Our commitments hereunder to fund the Bridge Facility on the Closing Date and our agreements to perform the services described herein are subject only to the conditions expressly set forth in the Conditions Annex, and upon satisfaction (or waiver by us) of such conditions, the funding of the Bridge Facility shall occur (except to the extent the Notes are issued in lieu of the Bridge Facility); it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the other terms of this Commitment Letter, the Fee Letter and the Loan Documents.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability and funding of the Bridge Facility on the Closing Date shall be (A) such representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company (or Merger Sub) have the right (taking into account applicable cure periods) to terminate its (or Merger Sub’s) obligations under the Acquisition Agreement or to refuse to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement (determined without regard to whether any notice is required to be delivered by you) (such representations, the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) made in the Loan Documents and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability or funding of the Bridge Facility on the Closing Date if the conditions set forth in the Conditions Annex are satisfied (or waived by you); provided that with respect to any guarantee to be provided by the Target or any of its subsidiaries, if such guarantee cannot be provided as a condition precedent solely because the directors or managers of the Target have not authorized such guarantee and the election of new directors or managers to authorize such guarantee has not taken place prior to the funding of the Bridge Facility (such guarantee, “Duly Authorized Guarantee”), such election shall take place and such Duly Authorized Guarantee shall be provided no later than 5:00 p.m., New York City time on the business day following the Closing Date. For purposes hereof, “Specified Representations” means the representations and warranties of the Company to be set forth in the Loan Documents relating to organizational power and authority, the authorization, execution, delivery, and enforceability, in each case relating to the borrowing under and performance of, the Loan Documents; the incurrence of the Bridge Loans to be made under the Bridge Facility and the provision of the guarantees thereof, do not conflict with organizational documents of the Company or any other debt documents of the Company and the Guarantors; Federal Reserve margin regulations; the incurrence of the Loans and the use of the proceeds of the Bridge Facility not violating the Patriot Act, anti-money laundering laws, laws applicable to sanctioned persons as administered under OFAC and the FCPA; the loan parties not being and not being controlled by sanctioned persons; the Investment Company Act; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 4 of the Conditions Annex). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

3.	Syndication

As soon as is practicable after the execution and delivery of this Commitment Letter (the “Syndication Commencement Date”), the Lead Arrangers intend to syndicate the Bridge Facility to a group of financial institutions selected by the Lead Arrangers (in consultation with the Company) (the “Syndication”; and such financial institutions, together with the Lead Arrangers (or their designated affiliates), the “Lenders”).

The Company agrees to use commercially reasonable efforts to ensure that the Lead Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Company and its subsidiaries and to the extent practical and appropriate, the existing lending and investment banking relationships of the Target and its subsidiaries. To facilitate an orderly and successful syndication of the Bridge Facility, you agree that, from the date hereof until the earliest of (a) 60 days after the Closing Date (as defined in Exhibit A) and (b) the completion of a Successful Syndication (as defined in the Fee Letter) (such period, the “Syndication Period”), the Company will not, without the prior written consent of the Lead Arrangers, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any debt facility or any debt for money borrowed of the Company or any of its subsidiaries (other than (i) the Bridge Facility, (ii) the Notes, (iii) refinancing (in consultation with the Lead Arrangers) of indebtedness, including but not limited to existing notes or bonds, that mature within eighteen months from the date of this Commitment Letter, (iv) other indebtedness contemplated hereby and other indebtedness in an aggregate principal amount not to exceed $300 million, (v) borrowings under the Existing Target Credit Agreement (as defined in Exhibit A) or the Existing Credit Agreement (as defined below), (vi) the arrangement and syndication of a revolving credit facility for the Company (the “Revolving Facility”) to replace the Company’s existing revolving credit facility available under the Company’s existing Credit Agreement, dated as of October 8, 2013 among the Company, as borrower, JPMCB, as administrative agent and the other parties from time to time party thereto (the “Existing Credit Agreement”), or the arrangement of amendments to such Existing Credit Agreement (it being understood that any such arrangement, syndication or amendment will be coordinated with the syndication of the Bridge Facility in a manner reasonably satisfactory to the Lead Arrangers) and (vii) the arrangement and syndication (in consultation with the Lead Arrangers) of a term loan, to the extent that the conditions to availability thereof are no more restrictive than the conditions to availability of the Bridge Facility, in each case, if such syndication, issuance or announcement would, in the judgment of the Lead Arrangers, reasonably be expected to materially impair the initial syndication of the Bridge Facility.

You agree during the Syndication Period to cooperate with us and provide information reasonably required by us in connection with the Syndication including: (i) the preparation of, as soon as practicable following the date hereof, (and your using commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, to cause the Target to assist in the preparation of) a customary information package regarding the business and operations of the Company, including, without limitation, the delivery of all information relating to the Transactions prepared by or on behalf of the Company deemed reasonably necessary by the Lead Arrangers to complete the Syndication (including pro forma financial statements and projections for at least four years following the Closing Date); (ii) the preparation of a customary information package for use in bank meetings and other communications with prospective Lenders in connection with the Syndication; (iii) arranging for direct contact between appropriate senior management, representatives and advisors of the Company (and your using commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, to cause direct contact between appropriate senior management of the Target) with prospective Lenders and participation of such persons in such meetings, in all such cases at times mutually agreed upon; and (iv) the hosting, with the Lead Arrangers, of one or more meetings with prospective Lenders as reasonably requested by the Lead Arrangers and in each case at times and at such places as are mutually agreed upon. You agree that the Lead Arrangers have the right to place advertisements in financial and other newspapers and journals at their own expense describing its services to the Company; provided that the Lead Arrangers will submit a copy of any such advertisements to the Company for its approval, which approval will not be unreasonably withheld or delayed. You further agree that any references to the Lead Arrangers or any of their respective affiliates made in advertisements or other marketing materials used in connection with the Transactions are subject to the prior written approval of the Lead Arrangers which approval shall not be unreasonably withheld or delayed. Without limiting your obligations to assist with the Syndication as set forth herein, it is understood that our commitments are not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facility and we agree that, in no event shall the commencement or completion of the Syndication, a Successful Syndication (as defined in the Fee Letter) and the receipt of commitments from other lenders constitute a condition to the availability and funding of the Bridge Facility on the Closing Date and notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the compliance with any of the provisions set forth in clauses (i) through (iv) above), shall not constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date.

The Company will be solely responsible for the contents of any such information package and presentation described in the first sentence of the foregoing paragraph and all other information, documentation or other materials delivered to us in connection therewith, and you acknowledge that the Lead Arrangers will be using and relying upon such information without independent verification thereof. You agree that, subject to the provisions of the next paragraph and Section 8 hereof, such information regarding the Bridge Facility and information provided by the Company or its representatives to the Lead Arrangers in connection with the Bridge Facility (including, without limitation, draft and execution versions of the Loan Documents, such information package, such presentation, publicly filed financial statements and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated to potential Lenders and other persons through one or more Internet sites (including an IntraLinks workspace) created for purposes of syndicating the Bridge Facility (including hard copy and via electronic transmissions).

At the request of the Lead Arrangers, the Company agrees to assist us in the preparation of a version of the information memorandum and presentation that does not contain material non-public information concerning the Company, the Target, or their respective affiliates or securities. In addition, the Company agrees, at our request, to identify any information materials that do not contain material non-public information as “PUBLIC” and any information not marked PUBLIC shall be deemed as being suitable only for distribution to prospective Lenders who wish to receive material non-public information (“Private Lenders”). Before distribution of any information, you agree to execute and deliver to the Lead Arrangers (i) a customary letter in which you authorize distribution of the information memorandum and other materials to Lenders’ employees willing to receive material non-public information and (ii) a letter in which you authorize distribution of the information memorandum and other materials containing solely information that is not material non-public information and represent that such information memorandum and other materials do not contain any information that is material non-public information. The Company further agrees that the following documents contain information that may be distributed to all prospective Lenders (unless the Company notifies us promptly that such document should only be distributed to Private Lenders): (x) the drafts and the final Loan Documents, (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (including, without limitation, a lender meeting invitation, bank allocation, if any, and funding and closing memoranda) and (z) notifications of changes in the terms and conditions of the Bridge Facility.

4.	Information

The Company represents and covenants that (i) all written information (other than projections, forward-looking information and information of a general economic or industry-specific nature) that has been or will hereafter be provided by or on behalf of the Company to the Commitment Parties, the Lenders or any of their respective affiliates in connection with the Transactions (with respect to information relating to the Target, to the best of the Company’s knowledge), taken as a whole, was and will be, when furnished, true and correct in all material respects and will not when furnished contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances in which such statements were or are made and (ii) any projections that have been or will be made available to the Commitment Parties, the Lenders or any of their respective affiliates by or on behalf of the Company in connection with the Transactions have been and will be prepared in good faith and that the information with respect to the Company will be based upon accounting principles consistent with the audited financial statements of the Company dated as of December 31, 2013 and upon assumptions that are believed by the preparer thereof to be reasonable at the time made (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in such projections will be achieved). You agree that if at any time prior to the later of the Syndication Period and the Closing Date (to the best of your knowledge with respect to information and projections relating to the Target) any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then, upon becoming aware thereof, you will (or, with respect to information and projections relating to the Target, you will use commercially reasonable efforts to cause the Target to) promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances.

The Company recognizes that, in providing our services pursuant to this Commitment Letter, we will rely upon and assume the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us for such purposes, and we do not assume responsibility for the accuracy or completeness thereof. The Commitment Parties will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Company or any other party or to advise or opine on any related solvency issues.

5.	Indemnification and Expenses

To induce us to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Bridge Facility, you hereby agree to (a) indemnify and hold harmless the Administrative Agent, the Syndication Agent, each Lead Arranger and each other agent or co-agent (if any) designated by the Lead Arrangers with respect to the Bridge Facility (each, an “Agent”), each Commitment Party in any other capacity to which they may be appointed by you in connection with the Transactions, each Lender (including, in any event, JPMCB and Citi) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses, joint or several, of any kind or nature whatsoever that may be brought by the Company, any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve the Administrative Agent, any Lead Arranger, the Syndication Agent, any other Agent, any Lender or any other Indemnified Person as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility and, upon demand, to pay and reimburse the Administrative Agent, the Lead Arrangers, the Syndication Agent, each other Agent, each Lender and each other Indemnified Person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein) (whether or not the Administrative Agent, the Lead Arrangers, the Syndication Agent, any other Agent, any Lender or any other Indemnified Person is a party to any action, suit, proceeding or claim out of which any such expenses arise); provided that (x) your obligation to reimburse the Indemnified Persons for legal expenses shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Persons in connection with indemnification claims arising out of the same facts or circumstances (and, if reasonably necessary in the judgment of primary counsel to the Indemnified Persons, of one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, if necessary or advisable in the judgment of primary counsel, of which you are notified in writing, of one additional counsel to the affected Indemnified Persons, (y) you will not have to indemnify any Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence, bad faith or willful misconduct of the respective Indemnified Person or any of such Indemnified Person’s affiliates, partners, trustees, shareholders, directors, officers, employees, representatives or controlling person (any such person, a “Related Person”) (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) a material breach by such Indemnified Person or any of its Related Persons of this Commitment Letter (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) disputes solely among or between Indemnified Persons not relating to any acts or omissions by the Company (other than disputes against the Administrative Agent, Syndication Agent or any Lead Arranger in its capacity or in fulfilling its role as the Administrative Agent, Syndication Agent or Lead Arranger or any similar role under the Bridge Facility) and (z) each Indemnified Person will repay to the Company any such reimbursement to the extent that it is determined that such Indemnified Person is not entitled to indemnification by virtue of clause (y) and (b) to reimburse, to the extent appropriately invoiced, each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and appropriately invoiced reasonable and actual fees, charges and disbursements of a single law firm (in addition to local counsel to the extent reasonably necessary) acting as counsel for the Commitment Parties and the Administrative Agent) incurred in connection with the Bridge Facility and any related documentation (including this Commitment Letter, the Fee Letter and the definitive Loan Documents). Notwithstanding any other provision of this Commitment Letter, none of the Administrative Agent, the Lead Arrangers, the Syndication Agent any other Agent, any Lender or any other Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent that such damages resulted from (A) the gross negligence or willful misconduct of the respective Indemnified Person or (B) a material breach by such Indemnified Person of this Commitment Letter (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

Promptly after receipt by any Indemnified Person of notice of the commencement of any such action, suit, proceeding or claim, such Indemnified Person will notify you in writing of the commencement thereof; provided that the omission to so notify you will not relieve you of any liability which you may have hereunder except to the extent you have been materially prejudiced by such failure. The Company shall have the right to elect, in writing, to assume the defense or control the settlement of any such claim or action and, upon such election, it will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the use of counsel chosen by the Company to represent such Indemnified Person would present such counsel with an actual or potential conflict of interest or (ii) the Company shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of the commencement of such action, suit, proceeding or claim). Notwithstanding the foregoing, any Indemnified Person shall have the right to settle any such claim or action without the consent of the Company; provided that the Company shall have no liability for any settlement entered into without its consent. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested in accordance with this Commitment Letter that the Company reimburse such Indemnified Person for reasonable, documented legal expenses or other reasonable out-of-pocket expenses in connection with investigating or defending any proceeding, the Company shall be liable for any settlement of any proceeding effected without the Company’s written consent if (a) the Company has been notified promptly (and in any event at least 5 business days in advance) of such proposed settlement and such settlement is entered into at least 30 days after receipt by you of such request for reimbursement and (b) the Company shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement for all requested reimbursement amounts for which such Indemnified Person is entitled in accordance with and subject to the terms and conditions of this Commitment Letter.

The Company will not, without the subject Indemnified Party’s written consent, such consent not to be unreasonably withheld, conditioned or delayed, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from any liabilities arising out of such claim, action or proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrong-doing or a failure to act by or on behalf of any Indemnified Person.

The indemnity and reimbursement obligations of the Company under this Section 5 will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Indemnified Persons.

Neither we nor any other Indemnified Person will be responsible or liable to you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Fee Letter or the Transactions. You will not be responsible to us or any other Indemnified Person or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Fee Letter or the Transactions; provided, that your indemnity and reimbursement obligations under this Section 5 shall not be limited by this sentence.

6.	Assignments

This Commitment Letter may not be assigned by any party hereto without the prior written consent of each of the other parties hereto (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including stockholders, employees or creditors of the Company) other than the parties hereto (and any Indemnified Person); provided that, in connection with the Syndication, each of the Commitment Parties may assign commitments under the Bridge Facility, in whole or in part, to Lenders (in each case, in accordance with and subject to the limitations provided in Section 3 above and the next succeeding sentence). Notwithstanding the Lead Arrangers’ right to syndicate the Bridge Facility and receive commitments with respect thereto, (i) no assignment of a commitment hereunder by either Commitment Party shall relieve, release or novate such Commitment Party from its obligations hereunder (including its obligations to fund the Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility, including its commitments in respect thereof, until after the funding of the Bridge Facility on the Closing Date, (ii) no assignment or novation by any Commitment Party shall become effective with respect to all or any portion of any such Commitment Party’s commitments in respect of the Bridge Facility until after the initial funding of the Bridge Facility and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Subject to the limitations set forth above, the Commitment Parties reserve the right to employ the services of their respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their respective affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties. It is understood that to the extent any additional financial institutions become party hereto as additional Commitment Parties (with the consent of each party hereto), the commitments of the Commitment Parties on the date hereof will be reduced ratably by the commitment of any such additional Commitment Party. This Commitment Letter (including the Exhibits hereto) may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.	USA PATRIOT Act Notification

Each of the Commitment Parties hereby notifies the Company that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each other Lender may be required to obtain, verify and record information that identifies the Company and the Guarantors (as defined in Exhibit A), which information includes the name and address of the Company and other information that will allow the Commitment Parties and each other Lender to identify the Company and the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each other Lender.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written or oral communications provided by the Commitment Parties or any of their respective affiliates in connection with the Transactions are exclusively for the information of the Board of Directors and senior management of the Company and may not be disclosed to any person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties to the extent permitted by law, pursuant to applicable law or compulsory legal process, including, without limitation, a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee. In addition, we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to the Company’s officers, directors, agents and advisors who are directly involved in the consideration of the Bridge Facility to the extent you notify such persons of their obligations to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein, other than a version of the Fee Letter redacted in a manner reasonably satisfactory to the Commitment Parties) (A) in any public or regulatory filing relating to the Acquisition, the Bridge Facility or the Notes, if advised by counsel to the Company that such disclosure is required, (B) in any syndication or other marketing materials, prospectus or other offering memorandum, and (C) to (x) the Target and its subsidiaries, BAT and their respective affiliates and their and their affiliates’ respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, in each case, on a confidential and need-to-know basis and (y) any ratings agency on a confidential basis, (iii) the aggregate amounts contained in the Fee Letter as part of the projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility or the Notes or to the extent required in any public or regulatory filing relating to the Transactions and (iv) the term sheets attached to this Commitment Letter to potential debt providers in coordination with us to obtain commitments to the Bridge Facility from such potential debt providers; provided that the foregoing restrictions shall cease to apply to the extent such information becomes publicly available other than by reason of disclosure in violation of this paragraph.

The Commitment Parties shall use all nonpublic information received by them in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment

Letter and the transactions contemplated hereby and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants, (b) in any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (c) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, give you notice thereof to the extent lawfully permitted to do so), (d) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information, (e) to any of its respective affiliates solely in connection with the Transactions (provided that such information shall be provided on confidential basis), (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (g) for purposes of establishing a “due diligence” or other similar defense and (h) for purposes of enforcing the rights of the Commitment Parties under this Commitment Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such types of information. The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the Loan Documents are entered into, at which time any confidentiality undertaking in the Loan Documents shall supersede the provisions of this paragraph.

You acknowledge that the Commitment Parties and their respective affiliates may from time to time effect transactions, for their own account or the account of customers, and may hold positions in loans or options on loans of the Company and other companies that may be the subject of the transactions contemplated by this Commitment Letter and the Fee Letter. In addition the Commitment Parties and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold long or short positions in securities or options on securities of the Company and other companies that may be the subject of the transactions contemplated by this Commitment Letter and Fee Letter. In addition, you acknowledge that the Commitment Parties have adopted policies and procedures designed to preserve the independence of their research analysts, whose views may differ from those of their respective investment banking affiliates. The Commitment Parties acknowledge, however, that trading in the Company’s or the Target’s securities after receipt of any non-public information disclosed pursuant to this Commitment Letter until and unless it has been made public, or its improper disclosure to others, could result in violations of federal securities laws. The Commitment Parties and their respective affiliates may have economic interests that are different from or conflict with those of the Company regarding the Transactions and the other transactions contemplated by this Commitment Letter and the Fee Letter. You acknowledge that the Commitment Parties have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and you agree that you will not assert any claim based on alleged breach of fiduciary duty or advisory or agency relationship. You acknowledge that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arms’-length commercial transactions and that we are acting as principal and in our own best interests. The Company is relying on its own experts and advisors to determine whether the transactions contemplated by this Commitment Letter and the Fee Letter are in the Company’s best interests. You agree that we will act under this Commitment Letter and the Fee Letter as an independent contractor. In addition, we may employ the services of our respective affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company and other companies that may be the subject of the transactions contemplated by this Commitment Letter and the Fee Letter and such affiliates will be entitled to the benefits afforded to us hereunder.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential non-public information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers. Furthermore, you acknowledge that neither we nor any of our respective affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that the Commitment Parties and their respective affiliates do not provide tax, accounting or legal advice.

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK, PROVIDED, HOWEVER, THAT (I) THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (A) THE INTERPRETATION OF THE DEFINITION OF MATERIAL ADVERSE EFFECT AND WHETHER OR NOT A MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR MERGER SUB HAVE THE RIGHT (WITHOUT REGARD TO ANY NOTICE REQUIREMENT AND TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE YOUR OR ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO REFUSE TO CONSUMMATE THE ACQUISITION AND (C) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT (IN EACH CASE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE) AND (II) THE LAWS OF THE STATE OF NORTH CAROLINA SHALL GOVERN IN DETERMINING ANY MATTERS RELATED TO APPROVALS AND RELATED ACTIONS BY THE COMPANY OR ITS BOARD OR SHAREHOLDERS OR THE CONDUCT OF THE COMPANY’S BOARD OR OFFICERS (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NORTH CAROLINA. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to the Transactions or the other transactions contemplated by this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereby or thereby or the performance of services hereunder or thereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

The provisions of Sections 3, 4, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the transactions contemplated by this Commitment Letter and the Fee Letter including, without limitation, whether the Loan Documents are executed and delivered and whether or not the Bridge Facility is made available or any loans under the Bridge Facility are disbursed.

10.	Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein (but not the Fee Letter) will terminate upon the first to occur of (i) the consummation of all components of the Acquisition (including any funding of the Bridge Facility made in connection therewith), (ii) after the execution of this Commitment Letter by you and prior to the consummation of the Acquisition, the termination of the Acquisition Agreement in accordance with its terms in the event that the Acquisition is not consummated, and (iii) 11:59 p.m. (New York City time) on July 15, 2015, subject to automatic extension, without further action by or consent of any parties hereto, for (x) an additional six months to the extent the End Date (as such term is defined in the Acquisition Agreement) is extended or deemed extended by six months pursuant to the terms of the Acquisition Agreement or (y) up to 10 business days to the extent the End Date is extended or deemed extended pursuant to the terms of the Acquisition Agreement, unless the Bridge Facility has been consummated and the Loans thereunder funded on or before such date (or such extended date) on the terms and subject to the conditions set forth herein and in Exhibit B hereto.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Facility. Those matters that are not covered or made clear in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties. This Commitment Letter is in addition to the agreements of the parties set forth in the Fee Letter. No person has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before 9:00 a.m. (New York City time) on July 15, 2014, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such time and date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

Very truly yours,

JPMORGAN CHASE BANK, N.A,

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Thomas Delaney
	Name:	Thomas Delaney
	Title:	Executive Director

[Signature Page – Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Authorized Signatory

[Signature Page – Commitment Letter]

REYNOLDS AMERICAN INC.

By:	/s/ Thomas R. Adams
Name:
Title:

[Signature Page – Commitment Letter]

Exhibit A

364-Day Senior Unsecured Bridge Facility

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein shall have the same meanings as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I.	PARTIES

Borrower:	Reynolds American Inc. (the “Company”).

Guarantors:	Target and its subsidiaries and each subsidiary of the Company that is required to be a guarantor under the Existing Credit Agreement.

Joint Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities LLC (“JPMS”) and Citigroup Global Markets Inc. (“CGMI”) will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacities, the “Lead Arrangers”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as the sole and exclusive administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”).

Syndication Agent:	An affiliate of CGMI will act as the sole and exclusive syndication agent for the Bridge Facility (in such capacity, the “Syndication Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB and Citi and/or any of their respective affiliates, arranged by the Lead Arrangers (in consultation with the Company) (collectively, the “Lenders”).

II.	THE FACILITY

Type and Amount of Facility:	364-day senior unsecured term loan bridge facility in an aggregate principal amount of up to $9,000.0 million (the “Bridge Facility”).

Availability:	The loans (the “Loans”) under the Bridge Facility shall be made in a single drawing on the Closing Date and any undrawn commitments under the Bridge Facility (the “Commitments”) shall automatically be terminated at 5:00 P.M. (New York City time) on the Closing Date.

Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Closing Date (the “Maturity Date”). There shall be no amortization with respect to the Loans.

Purpose:	The proceeds of the Loans shall be used to finance, in part, a portion of the purchase price for the Acquisition, and fees and expenses in connection with the Transactions.

III.	CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

Optional Prepayments:	The Loans may be prepaid at par by the Company without premium or penalty (other than the payment of customary LIBO Rate breakage amounts) in minimum amounts to be agreed upon. Any optional prepayments of the Loans may not be reborrowed.

Mandatory Prepayments/ Commitment Reductions:	The following amounts shall be applied (without duplication) to prepay the Loans (and, prior to the Closing Date, the Commitments, pursuant to the Commitment Letter and the Loan Documents, shall be automatically and permanently reduced by such amounts):

(a) 100% of the net cash proceeds (including in escrow) of any incurrence of other debt for borrowed money (other than Excluded Debt (as defined below)) and any sale or issuance of debt securities, equity securities or equity-linked securities (other than (i) issuances pursuant to employee or director stock plans or other similar compensation arrangements, (ii) the net cash proceeds of the BAT Equity Issuance, (iii) the net cash proceeds of the Equity Compensation or (iv) upon conversion or exercise of outstanding securities or options) by the Company or any of its subsidiaries, in each case on or after the date of the Commitment Letter; and

(b) 100% of the net cash proceeds to the extent not reinvested or committed to be reinvested within 9 months following receipt) of any asset sale or other disposition (including as a result of casualty or condemnation) by the Company or any of its subsidiaries, in each case on or after the date of the Commitment Letter, except for (i) the sale of inventory, receivables or other assets, in each case, in the ordinary course of business, (ii) the Specified Dispositions, (iii) dispositions in the ordinary course of business of the Company or any of its Subsidiaries of obsolete equipment and other assets unfit for use or sale and (iv) other asset sales and dispositions having net cash proceeds up to $25.0 million in the aggregate.

For the purposes hereof, “Excluded Debt” means (i) intercompany debt among the Company and/or its subsidiaries, (ii) borrowings under the Existing Credit Agreement for ordinary course working capital purposes, and borrowings under the Existing Credit Agreement to finance up to $500 million of the Acquisition (including any fees and expenses incurred in connection therewith), (iii) indebtedness incurred for the purpose of refinancing of existing indebtedness of the Company and its Subsidiaries, including but not limited to the refinancing of existing notes or bonds (other than the Notes), and (iv) other debt (other than the Notes) in an aggregate principal amount up to $300 million.

Any mandatory prepayment of the Loans may not be reborrowed.

In addition, the Commitments shall be automatically and permanently reduced by the amount of commitments obtained by the Company or any of its subsidiaries upon entering into a committed but unfunded term loan or similar agreement in connection with the financing of the Transactions, to the extent that the conditions to availability thereof are no more restrictive than the conditions to availability of the Bridge Facility.

IV. CERTAIN CONDITIONS

Conditions to Availability of Loans:	The availability of the borrowing under the Bridge Facility shall be subject solely to the satisfaction (or waiver by the Commitment Parties) of the conditions set forth in the Conditions Annex. The date on which the conditions set forth in the Conditions Annex have been satisfied (or waived by the Commitment Parties), the “Closing Date”.

V. CERTAIN DOCUMENTATION MATTERS

Credit Documentation:	The definitive financing documentation for the Bridge Facility (the “Loan Documents”) shall be (i) substantially consistent in all material respects with the Existing Credit Agreement and (ii) contain the terms set forth in this Term Sheet (the “Documentation Considerations”).

Representations & Warranties, Covenants and Events of Default:	The Loan Documents shall contain representations and warranties (each to be made on the date of the Loan Documents and the Closing Date), covenants and events of default substantially similar in all material respects to the corresponding provisions of the Existing Credit Agreement (with customary changes to reflect the 364-day bridge nature of the financing); provided that (without limiting the foregoing) the representations and warranties and covenants shall include customary provisions reasonably satisfactory to the Administrative Agent; provided further that the only representations and warranties the accuracy of which shall be a condition to availability and funding of the Bridge Facility on the Closing Date shall be the Acquisition Agreement Representations and the Specified Representations.

Financial Covenants:

Maximum Consolidated Leverage Ratio with financial definitions and levels to be mutually agreed.

Minimum Consolidated Interest Coverage Ratio with financial definitions and levels to be mutually agreed.

Voting:	Amendments and waivers with respect to the Loan Documents shall require, subject to the “Defaulting Lender” provisions referred to below, the approval of Lenders holding not less than a majority of the aggregate amount of the Loans and commitments under the Bridge Facility (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) modifications to the pro rata provisions of the Loan Documents and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors from their guarantees.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and Commitments with the consent, not to be unreasonably withheld or delayed, of (a) the Company, unless (i) the assignee is a Lender, an affiliate of a Lender or, only with respect to an assignment made after the Closing Date, an Approved Fund (as defined below) or (ii) an event of default under the Loan Documents has occurred and is continuing, and (b) the Administrative Agent, unless a Loan is being assigned to an existing Lender, an affiliate thereof or, only with respect to an assignment made after the Closing Date, an approved fund. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $1,000,000, unless otherwise agreed by the Company and the Administrative Agent. If the consent of the Company is required in connection with any assignment, it shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent with ten (10) business days of receiving a written request for its consent to such assignment. As used herein, the term “Approved Fund” means: any entity that is (or will be) engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Customary pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Bridge Facility only upon request.

Yield Protection:	The Loan Documents shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided, that for the purposes of determining a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing, shall be deemed to have been introduced or adopted after the date of the Loan Documents, regardless of the date enacted, adopted or issued and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any payment or prepayment of a LIBOR Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto or any failure to borrow a LIBOR Loan on the date specified in the applicable borrowing notice.

Expenses and Indemnification:	The Company shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers (including reasonable and documented fees, disbursements and other charges of Cahill Gordon & Reindel LLP) and associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lead Arrangers taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected persons similarly situated taken as a whole).

Subject to the limitations set forth in Section 5 of the Commitment Letter, the Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds of the Bridge Facility (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of, or material breach of the Credit Documentation by the indemnified party) (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified persons similarly situated taken as a whole).

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Lead Arrangers:	Cahill Gordon & Reindel LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Company may elect that the Loans bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” when used in reference to any loan or borrowing, refers to whether such loan, or the loans comprising such borrowing, bear interest at a rate determined by reference to the Alternate Base Rate

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any).

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“Interest Period” means with respect to any Eurodollar borrowing, the one, two, three or six months period commencing on the date of such borrowing as the Company may elect.

“LIBO Rate” means, with respect to any Eurodollar borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

A-I-1

Interest Payment Dates:

In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Company shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Bridge Facility a commitment fee of 0.20% on the daily average undrawn Commitments of such Lender, accruing during the period commencing on the later of (i) the date that is 60 days following the date of the Commitment Letter and (ii) the date of execution of the credit agreement for the Bridge Facility, payable in arrears upon the earlier to occur of (i) the Closing Date and (ii) the termination of the Commitments.

Duration Fees:	The Company shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after the	180 days after the	270 days after the
Closing Date	Closing Date	Closing Date
0.50%	0.75%	1.00%

Default Rate:	At any time when the principal of or interest on any Loan or any fee or other amount payable by the Company is not paid when due, such overdue amount shall bear interest at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% above the rate otherwise applicable thereto or (ii) in the case of any other amount, 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

A-I-2

Annex I-A to

Exhibit A

Project Diamond

Bridge Facility Pricing Grid

Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
Company’s Index Debt Rating (S&P or Moody’s)	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans
Baa2 and BBB or higher	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps
Baa3 and BBB-	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps
Lower than Baa3 and BBB- (or no Index Debt Rating is available from either Rating Agency)	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps	175 bps	275 bps

For purposes of the foregoing, (a) if the ratings established or deemed to have been established by Moody’s or S&P for any Index Debt shall fall within different rating levels, the Applicable Margin shall be based on the rating level corresponding to the higher of such ratings, unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the Category next below that of the higher of the two ratings; (b) if any rating for any Index Debt established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency and (c) at all times during which there shall exist any Event of Default, the Applicable Margin shall be determined pursuant to the Pricing Grid on the same basis as if no “Index Debt Rating” were available from either Ratings Agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend the references to specific ratings to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment, the ratings of such rating agency most recently in effect prior to such change or cessation shall be employed in determining the Applicable Margin. For the purposes hereof, “Index Debt” means the senior, unsecured, long-term Indebtedness for borrowed money of the Company that is not guaranteed by any other person (other than a Subsidiary guarantor) or subject to any other credit enhancement.

Annex I-A to Exhibit A

Exhibit B

Summary of Conditions1

The borrowings under the Bridge Facility shall be subject to the following conditions:

1.	Concurrent Transactions; Dispositions. The Acquisition will have been consummated or will be consummated substantially concurrently with the funding under the Bridge Facility in all material respects in accordance with the Acquisition Agreement after giving effect to any modifications, amendments, supplements, consents, waivers or requests thereto, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) that are materially adverse to the interests of the Lenders or the Commitment Parties, unless consented to in writing by the Lead Arrangers (which consent shall not be unreasonably withheld or delayed), it being understood that any (i) modification, amendment, supplement, consent, waiver or request under the Acquisition Agreement that results in a decrease in the purchase price shall not be deemed to be materially adverse to the interests of the Lead Arrangers or the Lenders; provided that, any such reduction shall be allocated entirely to reduce the commitments under the Bridge Facility or ratably to reduce (x) commitments under the Bridge Facility and (y) the requirement of cash on hand and the BAT Equity Issuance (so long as BAT’s percentage ownership of the Company’s common equity after giving effect to the Transactions is 42.17832%) intended to be used to finance the Acquisition and (ii) amendment, waiver or modification to the definition of “Company Material Adverse Effect” or the “lender protection provisions” in Sections 8.02(g), 8.03, 8.04, 9.07, 9.08(c) and 9.11 of the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lead Arrangers and the Lenders. The Specified Dispositions will be consummated substantially concurrently with the funding under the Bridge Facility and the consummation of the Acquisition in accordance with the terms of the Asset Purchase Agreement as in effect on the date hereof and after giving effect to any modifications, amendments, supplements, replacements or substitutions (in each case, in whole or in part), consents, waivers or requests thereto, other than those modifications, amendments, supplements, replacements, substitutions, consents, waivers or requests (including the effects of any such requests) that result in (a) additional assets exceeding in the aggregate $250 million becoming part of the Specified Dispositions or (b) a Substantial Detriment (as defined in the Acquisition Agreement on the date hereof) unless either such addition of assets or Substantial Detriment is consented to in writing by the Lead Arrangers (which consent shall not be unreasonably withheld or delayed). The BAT Equity Issuance will be consummated substantially concurrently with the funding under the Bridge Facility.

2.	Except (i) as set forth in the Company Disclosure Letter (as such term is defined in the Acquisition Agreement) delivered by the Target to the Company on the date of the Acquisition Agreement (the “Target Disclosure Letter”), (ii) with respect to any information set forth in one section or subsection of the Target Disclosure Letter to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure applies to the foregoing or (iii) as set forth in the Company SEC Documents (as defined in the Acquisition Agreement) filed since January 1, 2014, but prior to the date of the Acquisition Agreement (excluding all disclosures in any “Risk Factor” sections and any disclosures included in any such Company SEC Documents

[1]	Capitalized terms used in this Exhibit B shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit B is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

that are cautionary, predictive or forward looking in nature, from January 1, 2014 to the date of the Acquisition Agreement) there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect (as defined below).

(b) Since the date of the Acquisition Agreement, there shall not have occurred a Material Adverse Effect.

For purposes of this Section 2 of Exhibit B and the second sentence of Section 9 of the Commitment Letter, “Material Adverse Effect” means a Company Material Adverse Effect (as such term is defined in the Acquisition Agreement as in effect on the date hereof).

3.	Financial Statements. At least 5 business days prior to the Closing Date, the Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income (or, in the case of Target, consolidated statements of operations and comprehensive income), shareholders’ equity (or, in the case of the Target, stockholders’ equity) and cash flows for each of the Target and the Company for the fiscal years ended December 31, 2011, 2012, 2013 and (in the event that the Closing Date occurs on a date that is more than 90 days following December 31, 2014) 2014, (b) unaudited consolidated balance sheets and related statements of income (or, in the case of the Target, statements of operations and comprehensive income), shareholders’ equity (in the case of the Company) (or, in the case of the Target, stockholders’ equity) and cash flows for each of the Target and the Company for each fiscal quarter ended on a date that is not a fiscal year end and that is at least 45 days before the Closing Date, in each case prepared in accordance with generally accepted accounting principles and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently ended four-fiscal quarter period for which financial statements have been delivered pursuant to clauses (a) and (b) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such income statements). The Company’s or the Target’s, as applicable, filing of the historical and pro forma financial statements required by applicable federal securities laws and rules, at the times and in the filings required by such laws and rules will satisfy the requirements under clauses (a), (b) and (c) of this paragraph. The Lead Arrangers hereby acknowledge that they have received each of the financial statements described in clause (a) of the first sentence of this Section 3 for the fiscal years ended December 31, 2011, 2012 and 2013 and described in clause (b) of the first sentence of this Section 3 for the fiscal quarter ended March 31, 2014.

4.

Loan Documents. Subject in all respects to the Limited Conditionality Provisions, (a) the Borrower and each Guarantor shall have executed and delivered or caused to be executed and delivered the Loan Documents, which shall be in accordance with the terms of the Commitment Letter, the Term Sheet (as modified to reflect the exercise of any “Market Flex Provisions” under the Fee Letter and the Documentation Considerations, and (b) the Administrative Agent shall have received (i) customary borrowing notices, customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization of the financing contemplated by the Loan Documents and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Company and the Guarantors (to the extent applicable) and (ii) a solvency certificate, dated the Closing Date, in the form attached hereto as Exhibit C, executed by the chief financial officer of the Company certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby and by the Acquisition Agreement, are solvent. Subject in all respects to the Limited Conditionality Provisions, the Acquisition Agreement

Representations and the Specified Representations will be true and correct in all material respects (except to the extent expressly made as of an earlier date, in which case such representation shall have been accurate in all material respects as of such earlier date).

5.	Know Your Customer. The Lead Arrangers shall have received at least 3 business days prior to the Closing Date all documentation and other information about the Company and the Guarantors that shall have been reasonably requested by the Lead Arrangers in writing at least 10 business days prior to the Closing Date and that the Lead Arrangers reasonably determine is required by United States bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

6.	Payment of Fees and Expenses. All costs, fees, expenses (including, without limitation, reasonable documented legal fees and expenses of counsel to the Administrative Agent) and other compensation required to be paid by the Company pursuant to the terms of the Commitment Letter and the Fee Letter payable to the Lead Arrangers, the Administrative Agent or the Lenders will have been paid to the extent due and invoiced to the Company.

7.	Existing Credit Agreement. There shall be no more than $500 million of outstanding loans under the Existing Credit Agreement the proceeds of which are used to finance the Acquisition (including any fees and expenses incurred in connection therewith).

8.	Engagement of Investment Bank; Marketing Period. (a) One or more investment banks reasonably satisfactory to the Lead Arrangers (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes and (b) the Company will have used commercially reasonable efforts to assist the Investment Bank with a timely (relative to the Closing Date) marketing of the Notes and to provide the Lead Arrangers and the Investment Bank with a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary “road show” relating to the Notes, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Target and the Company, as applicable, as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial statements, in each case, required by, prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and such other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Notes or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes and the Investment Bank shall have received a customary comfort letter (which shall provide “negative assurance” comfort), which may be in draft form if any such Notes are then proposed to be issued but have not yet been issued, from the independent accountants for Target and the Company (and any predecessor accountant or acquired company accountant to the extent financial statements of Target or the Company or any acquired company audited or reviewed by such accountants are or would be included in any Offering Document.

Exhibit C

SOLVENCY CERTIFICATE

This Certificate is being delivered pursuant to Section [    ] of the Credit Agreement dated as of [    ] (the “Credit Agreement”), among Reynolds American Inc. (the “Borrower”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

[    ] hereby certifies that he/she is the Chief Financial Officer of the Borrower and that he/she is knowledgeable of the financial and accounting matters of the Borrower and its Subsidiaries, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he/she is authorized to execute and deliver this Certificate on behalf of the Borrower.

The undersigned hereby further certifies, solely in his/her capacity as Chief Financial Officer of the Borrower and not in an individual capacity, as follows:

1.	On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise.

2.	On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3.	On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.	On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the Borrower and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

The financial information, projections and assumptions which underlie and form the basis for the representations made in this certificate were based upon good faith estimates and assumptions believed to be reasonable to the management of the Borrower at the time made, in light of the circumstances under which they were made (it being understood that such financial information, projections or forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information, projections or assumptions may differ from the projected results set forth therein by a material amount).

In computing the amount of the contingent liabilities of the Borrower and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in his/her capacity as Chief Financial Officer of the Borrower (and not in an individual capacity) this [            ] day of [    ], 20[    ].

REYNOLDS AMERICAN INC.

By:
Name:
	Title:	Chief Financial Officer

[Signature Page – Solvency Certificate]

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